Exhibit 10.8

Investment Agreement

Between

ADVANCED BIOMED INC.

and

HANYU ASSETS CO., LTD.

June 6, 2022

This Investment Agreement (the "Agreement") was signed by the following parties on June 6, 2022 (the "Signing Date"):

1.	ADVANCED BIOMED INC (the "Corporation"), a limited liability corporation validly incorporated and legally existing under the laws of the State of Nevada, U.S.A., With A Certificate Number: [ ];

2.	HanYu Assets Co., Ltd. (the "Investor"), a limited liability company validly established and legally existing in accordance with the laws of Taiwan, unified number: [ ]

Any of the foregoing parties is individually referred to as a "party" and collectively as the "Parties". In this Agreement, "laws" refers to all laws, administrative regulations, rules, regulations, policy documents, regulations, decisions, policy documents, etc. of local governments or local government departments in force at that time.

Whereas:

1.	The Company is undergoing restructuring and intends to become the sole holding company of Advanced Biomed Inc. (Taiwan) ("Advanced Biomed Taiwan "), a Taiwan limited corporation under the actual control of the Company’s existing shareholders, the main business of which is principally engaged in the manufacture of in vitro diagnostic reagents (“Main Business”) .

2.	The Investor intends to invest in the Company in accordance with the terms and conditions of this Agreement, and the existing shareholders and the Company are willing to accept the Investor's investment in accordance with the terms and conditions of this Agreement.

Thus, the Parties have reached the following agreement on this transaction based on the principle of equality and mutual benefit.

I. Arrangements for this transaction

1.1	Arrangements for this transaction

1.1.1	Investment

The investor agrees to invest USD2.5 million (the "Investment Funds") in the Company as set forth in this Agreement to acquire an aggregate 2.5% equity interest in the Company following the Transaction (the Transaction "Investment" or "This Transaction").

1.1.2	Investment valuation

The parties confirmed that the valuation of the Company upon completion of the investment was USD100 million.

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1.2	Shareholding structure after investment

From the completion date of registration of the change of registration (see definition below), the amount of capital contributed by the investor and the shareholding ratio in the company will be changed as follows:

Shareholder name/title	Amount of capital contribution	Shareholding ratio
Investors	USD2.5 million	2.5%
total	/	2.5%

1.3	Corporate Restructuring

The parties expressly acknowledge that the Company is undergoing restructuring and that Advanced Biomed Taiwan will become a wholly-owned subsidiary of the Company after the restructuring.

1.4	Shareholder Rights

The equity acquired by the Investor pursuant to this Transaction shall enjoy the rights granted to the Investor by laws and regulations and the Transaction Documents (as defined in paragraph 1.6). After the closing date of this transaction, if any rights conferred on the investor in the transaction documents cannot be fully realized due to the restrictions of the laws of Taiwan, the existing shareholders and the company will use other methods permitted by the laws of Taiwan to realize the rights and interests of the investor specified in the transaction documents to the fullest extent.

1.5	The purpose of the Investment Funds

Except as otherwise provided in this Agreement or otherwise agreed by the parties, the Company shall use all of the Investment Funds obtained from this transaction in accordance with the Company's budget plan approved by the Board of Directors of the Company for the day-to-day working capital and other purposes approved by the Investor.

1.6	Document signing and change registration process

1.6.1	The existing shareholders and the Company agree to sign other ancillary agreements, resolutions and other documents (the above documents and this Agreement are collectively referred to as the "Transaction Documents") in accordance with the provisions of this Agreement at the same time as or at such other time as the investor agrees to enter into for the investment under this Agreement to complete the transaction. The existing shareholders and the company are responsible for the registration and filing procedures of this transaction, and the investor will provide necessary cooperation.

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1.6.2	For matters not stipulated in this agreement related to this transaction, applicable laws, articles of association and other transaction documents shall apply and comply with the provisions of applicable laws. If there is any conflict or inconsistency between the provisions of the articles of association and the matters stipulated in this agreement, and the articles of association of the company are not stipulated, the provisions of this agreement shall apply and comply with the provisions of this agreement.

II. Payment of investment funds

2.1	Payment of investment funds

2.1.1 The Investor shall pay all of the Investment Funds of USD 2.5 million ("Closing") in accordance with Article 1.1.1 of this Agreement before June 30, 2022 to the company's designated bank account. Existing shareholders shall provide bank account information to investors five (5) business days prior to the closing date.

2.1.2 The company shall confirm in writing to the investor on the day of receipt of the investment payment from the investor.

2.2	Registration of changes

2.2.1 The Company shall commence the registration of the change of registration in relation to the Transaction after the Investor has paid the investment amount in accordance with Clause 2.1 above, and then obtain a new registration document of the Company as soon as possible (the "Registration Change Registration Completion Date").

2.3	Closing date

The Closing date ("Closing Date") shall be the date on which the Investor actually pays the investment amount in accordance with Article 2 of this Agreement.

III. Representations and warranties of the Company and existing shareholders

The Company and the existing shareholders shall separately and jointly make the following representations and warranties, and ensure that the following representations and warranties are true, complete and accurate as of the date of execution of this Agreement, the date of delivery and the date of completion of the registration of the change of registration.

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3.1 Authorization. The Company has obtained or will obtain sufficient and necessary authorizations for signing the transaction documents, performing all obligations under the transaction documents and completing the transactions under the transaction documents; Each existing shareholder has full capacity for civil conduct and civil rights, signs each transaction document and performs its obligations under each transaction document. Once signed, the transaction documents are legally binding on the Company and existing shareholders.

3.2 Invest. As of the date of completion of the registration of the change of registration, the Company does not have any other subsidiaries, partnerships, branches or offices in Chinese mainland, Hong Kong Special Administrative Region, Macau Special Administrative Region, Taiwan or overseas, and does not directly or indirectly hold shares or have similar interests in any other entity.

3.3 No conflict. The execution and performance of each transaction document does not violate or conflict with any provision of the articles of association or other constitutive documents of the company; The Company and the existing shareholders have obtained all third-party consents or authorizations necessary for the transaction under the trading file. Material agreements or contracts between the Company, existing shareholders and any other entity will not be terminated by or materially affected by the execution or performance of the Transaction Documents.

3.4 The company is valid. The company is an entity established and effectively existing in accordance with the law. The registered capital of the company has been paid in full and on time in accordance with the provisions of its articles of association. All articles of association have been legally and validly registered (if required) and are valid and enforceable. The business scope of the company detailed in the articles of association meets the requirements of U.S. law. The company conducts its business activities in strict accordance with the scope of business stipulated in the articles of association and the provisions of the laws of the United States. All licenses, approvals and permits required by the Company to carry out business activities under the laws of the United States have been applied for and obtained in accordance with the law; And all of these licenses are valid.

3.5 Financial reporting. As of the date of this Agreement, all of the Company's audited and managed accounts are prepared in accordance with the laws of the United States and are true, complete and accurate reflections of the Company's financial and operating conditions as at the date of such accounts.

3.6 Share capital structure. The structure of the company's capital equity contained in the articles of association and the amendments to the articles of association registered with the Registrar of Companies is completely consistent with the records of the articles of association and the amendments to the articles of association provided by the company to investors, and it is true, complete and accurate to reflect the company's share capital structure, and there is no false capital contribution. The Company has never promised or actually issued any interest, shares, bonds, stock options, options or interests of the same or similar nature to any person in any form and in any way other than the above shareholders' interests. There is no nominee or similar arrangement in the company's shares, nor are there any security interests such as pledges, mortgages or any kind of encumbrances, or any other third party rights.

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3.7 Taxation. The Company has completed all tax registrations required by U.S. law, has paid all taxes due, and has not been involved in any tax violations, irregularities, or any tax-related disputes or litigation.

3.8 Assets. The company legally owns and uses all fixed and intangible assets owned by it.

3.9 Real Estate. The company's own real estate or construction projects, or leased real estate, are legally owned or leased.

3.10 Contracts. All material agreements or contracts currently in force of the company are legally valid and can be performed in accordance with the law, and there is no material breach of contract by the company or any other trading party.

3.11 Intellectual Property. The Company owns the legal ownership or use rights of all intellectual property rights (including but not limited to patents, trademarks, copyrights, know-how, domain names and trade secrets, etc.) necessary to engage in business activities, such intellectual property rights are valid and enforceable in accordance with the law, and to the knowledge of the Company and existing shareholders, there is nothing that may cause any intellectual property rights to be invalid or unenforceable. The Company has not infringed or unlawfully used any intellectual property in which any third party has any right, title or interest, nor has it licensed or permitted any third party to use any of the Company's intellectual property.

3.12 Environment, health and safety. Since the date of its establishment, the Company has complied with and not violated any applicable U.S. laws relating to all environmental aspects of its business operations.

3.13 Litigation and other legal proceedings. The Company does not currently have the following legal proceedings that could materially and adversely affect the Company:

3.13.1 Penalties, injunctions or directives imposed by government departments on existing shareholders or companies;

3.13.2 Civil litigation, criminal litigation, administrative litigation, arbitration and other procedures or disputes and claims against existing shareholders or companies.

3.14 Employees. The Company employs its employees in compliance with applicable U.S. laws relating to labor applicable to them.

3.15 Provision of Information. All documents, materials and information provided by the Company and the existing shareholders to the Investor before and after the signing of this Agreement are true, accurate, free from omissions and not misleading.

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IV. Prerequisites for investing

4.1 Unless exempted by the investor in writing, the obligation of the investor to pay the capital increase shall be subject to the satisfaction of all of the following prerequisites:

4.1.1 There is no judgment, ruling, ruling or injunction of U.S. law, court, arbitration institution or relevant governmental authority that restricts, prohibits or nullifies the Transaction, nor does there be any pending or potential litigation, arbitration, judgment, award, ruling or injunction that has or will materially adversely affect the Transaction;

4.1.2 The Company made the resolution of the shareholders' meeting and the resolution of the board of directors in relation to the consent to sign the transaction documents and approve the transaction; and

4.1.3 The Company has obtained all third party licenses, if any, to enter into and perform the Transaction Documents and the Transaction, and such execution and performance will not cause Company to violate any applicable U.S. law.

V. Transaction fees

5.1 Unless otherwise agreed, the Company, existing shareholders and investors shall bear all tax costs incurred as a result of the transactions agreed in this Agreement in accordance with the law.

VI. Confidentiality

6.1 Unless otherwise provided by law or agreed by all parties to this Agreement, the parties to this Agreement shall keep the matters agreed in this Agreement confidential.

VII. Entry into force, supplementation, modification, variation and dissolution of the Agreement

7.1 This Agreement shall enter into force upon signature by the Parties to the Agreement.

7.2 This Agreement may be modified or varied by consensus of all parties to this Agreement. Any modification or variation must be in writing and shall be effective upon signature by all parties to this Agreement.

7.3 This Agreement may be terminated by mutual written agreement of the parties.

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7.4 Effect of rescission

(i)	When this Agreement is terminated, unless otherwise agreed by the parties at that time, the parties to this Agreement shall return the consideration under this Agreement obtained from the other party in accordance with the principles of fairness, reasonableness and good faith, and try to restore it to the state in which this Agreement was signed.

(ii)	Upon termination of this Agreement, all rights and obligations of the parties hereunder shall cease. A party shall have no other claim against the other party under this Agreement or for the termination of this Agreement, except for its liability under Article 7 of this Agreement.

VIII. Liability for breach of contract

8.1 If one party to this Agreement breaches the other party, the non-breaching party shall be entitled to bring a claim and the breaching party shall indemnify.

IX. Governing Law and Dispute Resolution

9.1 The formation, validity, interpretation, performance and settlement of disputes herein shall be governed by and construed in accordance with the laws of the State of New York, U.S.A..

9.2 All disputes arising out of or in connection with the implementation of this Agreement shall be settled through friendly consultations between the Parties. If any Dispute cannot be resolved through negotiation within fifteen (15) days of the Dispute arising, either party shall have the right to submit the Dispute to the American Arbitration Association Center for International Arbitration in accordance with the Center's then-current arbitration rules. The arbitral award shall be final and binding on the parties.

9.3 During the Dispute Resolution Period, each Party shall continue to have its own other rights under this Agreement and shall continue to perform its corresponding obligations under this Agreement.

X. By-laws

10.1 The headings used in this Agreement are for informational purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.

10.2 This Agreement and other transaction documents constitute the entire agreement of the parties with respect to the Transaction and supersede any prior agreements, letters of intent, memorandums of understanding, representations or other obligations (whether written or oral, including all forms of communication) and this Agreement (including its modifications, agreements or amendments, and other transaction documents) are contained by the parties The only and entire agreement with respect to the subject matter hereunder.

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10.3 If any provision of this Agreement is invalid or unenforceable due to the laws of the State of New York, U.S.A., USA.S., such provision shall be deemed to have ceased to exist ab initio without affecting the validity of the other provisions of this Agreement, and the parties hereto shall negotiate new terms to the extent lawful to ensure maximum realization of the intent of the original provision.

10.4 This Agreement shall be effective against the successors and assigns of the parties, and such successors and assigns shall have an interest in and beyond hereunder. Investors have the right to assign and assign their rights, interests and obligations under this Agreement to its affiliates or any other third party. Except as provided above, neither party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the investor.

10.5 Except as otherwise provided in this Agreement, a party's failure or delay in exercising its rights, powers or privileges under this Agreement shall not constitute a waiver of those rights, powers and privileges, and the exercise of such rights, powers and privileges alone or in part shall not preclude the exercise of any other rights, powers and privileges.

10.6 This Agreement shall be executed in duplicate, one copy for the Company and one for the Investor, and each copy shall have the same legal effect.

[No text below].

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[This page has no text, it is the signed page of the Investment Agreement].

ADVANCED BIOMED INC (Stamp).

Signature:	/s/ Yi Lu
Name:	Yi Lu
Position:	Chairman of the Board

[This page has no text, it is the signed page of the Investment Agreement].

HanYu Assets Co., Ltd (Stamp)

Signature:	/s/ Tingyu Zheng

Name:	Tingyu Zheng

Position:	Chairman of the Board